EXHIBIT 99.1
FOR IMMEDIATE RELEASE
July 31, 2009
Analyst Contact: Britta Carlson, (702) 402-5624
Media Contact: Adam Grant (702) 402-5222
NV Energy, Inc., Reports Second Quarter Results
Las Vegas — NV Energy, Inc. (NYSE: NVE) today announced consolidated net income of $18.4 million, or 8 cents per share, for the quarter ended June 30, 2009, compared with consolidated net income of $36.1 million, or 15 cents per share, for the same period in 2008.
The decrease in earnings in the second quarter 2009 compared with the same period in 2008 was the result of higher other operating and maintenance expenses, depreciation, and interest expenses primarily related to power plant investments.
“Much of the decline in the second quarter is attributable to expenses associated with new generating facilities in southern Nevada that did not provide a return to shareholders but were addressed in our most recent general rate case,” said Michael Yackira, president and chief executive officer of NV Energy.
NV Energy’s two utilities contributed gross margin of $325.9 million in the second quarter 2009, $21.6 million higher than the second quarter 2008. The increase in consolidated gross margin was primarily due to a general rate increase in the company’s northern Nevada service territory effective July 1, 2008, as well as increased residential customer usage due to warmer weather and modest customer growth.
The average number of residential, commercial and industrial electric customers in southern Nevada increased by 0.4 percent, 0.8 percent and 2.8 percent, respectively, in the six months ended June 30, 2009, compared with the same period in 2008. In northern Nevada, the average number of residential customers declined 0.1 percent while commercial and industrial electric customers increased by 1.5 percent and 2.6 percent, respectively, for the six months ended June 30 2009, compared with the same period in 2008.
Webcast Scheduled for 7 a.m. PDT today, Friday, July 31, 2009
Senior management of NV Energy will review the company’s 2009 second quarter financial results, regulatory issues and other matters during a conference call and live webcast today, Friday, July 31, at 7 a.m. Pacific Daylight Time.
The webcast will be accessible on the NV Energy website:
www.NVEnergy.com.
An archived version of the webcast will remain on the NV Energy website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 107018, to listen to the recording.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.
This press release contains forward-looking statements regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NV Energy’s ability to maintain access to the capital markets, NV Energy’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of NV Energy’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy’s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, financial market conditions, changes in environmental laws and regulations, and construction risks. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Nevada Power Company and Sierra Pacific Power Company are contained in their quarterly reports on Form 10-Q for the quarter ended March 31, 2009 and their Annual Reports on Form 10-K for the year ended December 31, 2008 each filed with the SEC. NV Energy, Nevada Power Company and Sierra Pacific Power Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
NV Energy, Inc.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues	$838,641	$838,794	$1,593,908	$1,643,845
Other operating expenses	$109,886	$98,647	$224,563	$190,322
Maintenance	$27,632	$21,472	$62,032	$44,594
Depreciation and amortization	$80,323	$64,341	$158,371	$126,411
Income taxes (benefits)	$4,084	$12,928	$(9,572)	$21,547
Taxes other than income	$13,753	$12,658	$28,400	$26,565

Operating income	$90,215	$94,201	$145,968	$171,014

Other income (expense):
Allowance for other funds used during construction	$8,548	$13,113	$14,766	$25,070
Income taxes	$(5,509)	$(4,099)	$(7,751)	$(12,188)

Interest Charges (net of AFUDC)	$83,559	$67,300	$166,192	$135,804

Net Income (Loss)	$18,383	$36,134	$(3,861)	$60,192

Amount per share basic and diluted -	$0.08	$0.15	$(0.02)	$0.26
Net Income (Loss) per share — basic and diluted

Weighted Average Shares of Common Stock Outstanding:
Basic -	234,474,727	233,992,721	234,403,282	233,914,046

Diluted -	235,089,193	234,519,562	234,403,282	234,420,336

	June 30, 2009		June 30, 2008
Capital Structure
Current maturities of long-term debt	$9,085	0.1%	$10,298	0.1%
Long-term debt	5,571,799	64.3%	4,451,781	59.5%

Total Debt	$5,580,884	64.4%	$4,462,079	59.6%
Common shareholders’ equity	3,083,773	35.6%	3,024,027	40.4%

Total Capitalization (including current maturities of long-term debt)	$8,664,657	100.0%	$7,486,106	100.0%

Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues	$575,769	$570,223	$1,012,298	$1,039,395
Other operating expenses	$68,057	$62,617	$138,250	$119,712
Maintenance	$18,732	$13,608	$46,266	$30,258
Depreciation and amortization	$53,510	$42,323	$105,873	$82,953
Income taxes (benefits)	$1,035	$12,865	$(17,512)	$14,997
Taxes other than income	$8,361	$7,427	$17,424	$15,749

Operating income	$60,640	$67,067	$76,105	$107,864

Other income (expense):
Allowance for other funds used during construction	$7,552	$7,692	$13,173	$14,550
Income taxes	$(4,361)	$(3,131)	$(6,543)	$(7,522)

Interest Charges (net of AFUDC)	$57,137	$40,988	$112,180	$82,461

Net Income (Loss)	$12,501	$33,175	$(22,650)	$41,146

	June 30, 2009		June 30, 2008
Capital Structure
Current maturities of long-term debt	$9,085	0.1%	$8,636	0.1%
Long-term Debt	3,712,016	59.3%	2,664,929	51.2%

Total Debt	$3,721,101	59.4%	$2,673,565	51.3%
Common shareholder’s equity	2,542,948	40.6%	2,534,866	48.7%

Total Capitalization (including current maturities of long-term debt)	$6,264,049	100.0%	$5,208,431	100.0%

Sierra Pacific Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues	$262,862	$268,567	$581,593	$604,439
Other operating expenses	$40,890	$34,765	$84,905	$68,270
Maintenance	$8,900	$7,864	$15,766	$14,336
Depreciation and amortization	$26,813	$22,018	$52,498	$43,458
Income taxes	$4,752	$3,952	$13,830	$13,611
Taxes other than income	$5,360	$5,198	$10,884	$10,726

Operating Income	$28,833	$24,539	$65,456	$58,508

Other income (expense):
Allowance for other funds used during construction	$996	$5,421	$1,593	$10,520
Income taxes	$(1,217)	$(953)	$(1,425)	$(4,527)

Interest Charges (net of AFUDC)	$16,759	$15,879	$34,686	$32,466

Net Income	$14,804	$10,849	$33,940	$35,133

	June 30, 2009		June 30, 2008
Capital Structure
Current maturities of long-term debt	$—	0.0%	$1,662	0.1%
Long-term debt	1,373,992	58.6%	1,261,788	55.8%

Total Debt	$1,373,992	58.6%	$1,263,450	55.9%
Common shareholder’s equity	970,218	41.4%	998,221	44.1%

Total Capitalization (including current maturities of long-term debt)	$2,344,210	100.0%	$2,261,671	100.0%

Gross margin is presented by Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in Thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Revenues:
Electric	$575,769	$570,223	$1,012,298	$1,039,395
Energy Costs:
Fuel for power generation	$140,333	$209,920	$294,395	$373,941
Purchased Power	$165,292	$164,087	$253,498	$257,837
Deferred energy costs-net	$59,809	$(9,691)	$97,999	$36,084

	$365,434	$364,316	$645,892	$667,862

Gross Margin	$210,335	$205,907	$366,406	$371,533

Sierra Pacific Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Revenues:
Electric	$230,914	$236,415	$468,652	$486,693
Gas	$31,948	$32,152	$112,941	$117,746

	$262,862	$268,567	$581,593	$604,439

Energy Costs:
Fuel for power generation	$63,952	$60,705	$139,994	$118,292
Purchased Power	$29,678	$97,363	$66,859	$187,469
Deferral of energy costs-electric-net	$29,780	$(11,695)	$41,576	$(3,188)
Gas purchased for resale	$19,916	$27,632	$90,188	$94,528
Deferral of energy costs-gas, net	$3,988	$(3,774)	$(363)	$(1,571)

	$147,314	$170,231	$338,254	$395,530

Energy Costs by Segment:
Electric	$123,410	$146,373	$248,429	$302,573
Gas	23,904	23,858	89,825	92,957

	$147,314	$170,231	$338,254	$395,530

Gross Margin by Segment:
Electric	$107,504	$90,042	$220,223	$184,120
Gas	8,044	8,294	23,116	24,789

	$115,548	$98,336	$243,339	$208,909